SYRATECH CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF RATIO OF EARNINGS
                     BEFORE FIXED CHARGES TO FIXED CHARGES
                          (in thousands, except ratios)

                                                            Years Ended December 31,
                                                         -------------------------------

                                                           1996        1997         1998
                                                           ----        ----         ----
Excess (deficiency) of earnings
  available to cover fixed charges (1)
Earnings:
  Income (loss) before income taxes                      $32,623     $(6,464)     $(11,101)
Add: Fixed charges                                         4,886      18,112        25,232
                                                         -------     -------      --------

  Earnings, as adjusted                                   37,509      11,648        14,131
                                                         -------     -------      --------

Fixed charges:
  Interest on indebtness                                   3,150      15,019        22,290
  Amortization of debt issuance costs                         --       1,008         1,419
  Portion of rents representative of the
    interest factor                                        1,736       2,085         1,523
                                                         -------     -------      --------

  Fixed charges                                            4,886      18,112        25,232
                                                         -------     -------      --------

  Excess (deficiency) of earnings to fixed               $32,623     $(6,464)     $(11,101)
                                                         =======     =======      ========
  Charges

Ratio of earnings to fixed charges                           7.7          --            --

(1) For purposes of these computations, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness and amortization of debt issuance costs, plus that portion of operating lease rental expense representative of the interest factor. The ratio of earnings to fixed charges is not shown for the years ended December 31, 1997 and 1998 due to a deficiency of earnings to fixed charges.